Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. INITIATES VOLUNTARY RECALL OF WIRION® EMBOLIC PROTECTION SYSTEM

St. Paul, Minn. – November 24, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII) has initiated a voluntary recall of unused WIRION Embolic Protection Systems (WIRION) due to complaints of filter breakage during retrieval.

CSI has informed all affected healthcare facilities to discontinue use of WIRION immediately and return unused product to CSI. The U.S. Food and Drug Administration (FDA) has also been notified. To date, CSI has received 9 complaints of filter breakage during retrieval. Filter breakage may result in device embolism and possible additional intervention.

The company plans to voluntarily recall all WIRION units currently in customer inventory. In total, 697 devices were distributed in the U.S. between March 22, 2021 and November 15, 2021. All lots of the following models are being recalled:

Name: WIRION Embolic Protection Device
Model: WRN-D6

Physicians and healthcare facilities can direct questions to their CSI representative or, call 651-259-2800. Adverse reactions or quality problems experienced with the use of the WIRION System may be reported to the FDA MedWatch Adverse Event Reporting program either online, by regular mail or by fax:

•Complete and submit the report Online: www.fda.gov/medwatch/report.htm

•Regular Mail or Fax: Download form www.fda.gov/MedWatch/getforms.htm or call 1-800-332-1088 to request a reporting form, then complete and return to the address on the pre-addressed form, or submit by fax to 1-800-FDA-0178 (http://www.fda.gov/MedWatch/getforms.htm)

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Contact:

Cardiovascular Systems, Inc. Jack Nielsen Vice President, Investor Relations & Corporate Communications (651) 202-4919 j.nielsen@csi360.com 1225 Old Highway 8 NW St. Paul, MN 55112 www.csi360.com
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